Exhibit 4.30 (a)

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 26, 2013 between Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee a senior indenture (the “Indenture”), dated as of June 17, 2013, pursuant to which, on such date, the Company issued $75,000,000 aggregate principal amount of 5.875% Senior Notes Due 2017 (the “Initial Notes”);

WHEREAS, all things necessary to make the $25,000,000 aggregate principal amount of Additional Notes (the “New Notes”, together with the Initial Notes, the “Notes”) issued under this Supplemental Indenture as part of the same series as the Initial Notes, when executed by the Company and authenticated and delivered to the Trustee and issued upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Issuer and to make this Supplemental Indenture a valid, binding and legal agreement of the Issuer, have been done; and

WHEREAS, this Supplemental Indenture is being delivered pursuant to Section 2.01 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AUTHORIZATION AND ISSUANCE OF NEW NOTES. The Company will be entitled to issue the New Notes under this Supplemental Indenture in an aggregate principal amount of $25,000,000, which will have identical terms as the Initial Notes, other than with respect to the date of issuance. The New Notes shall be issued the date hereof at an issue price of 100% of the aggregate principal amount of the New Notes. The Initial Notes and the New Notes issued will be treated as a single class of securities for all purposes under the Indenture and this Supplemental Indenture. Interest on the New Notes shall accrue from the date hereof.

3. EXECUTION AND AUTHENTICATION OF NEW NOTES. The Trustee will, upon receipt of a written order of the Company signed by an Officer, authenticate the New Notes for issue that may be validly issued under this Supplemental Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more authentication orders.

4. MISCELLANEOUS PROVISIONS

A. MERGER. On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all the provisions of the Indenture shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Indenture.

B. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

C. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf transmission or other electronic means shall be deemed to be their original signatures for all purposes.

D. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

E. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SMITH & WESSON HOLDING CORPORATION

By:	/s/ P. James Debney
Name: P. James Debney
Title: President and Chief Executive Officer

[Signature Page to the First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

[Signature Page to the First Supplemental Indenture]